Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas  75244

February 28, 2019

Riviera Resources, Inc.

600 Travis

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion of information taken from the reports listed below in the Riviera Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2018 (the “10‑K”), to be filed with the United States Securities and Exchange Commission on or about February 28, 2019, and in the registration statements on Form S-3 (No. 333-227895) and Form S-8 (No. 333‑226637):

•	Report as of December 31, 2018 on Reserves and Revenue of Certain Properties with interests attributable to Riviera Operating, LLC;
•	Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Linn Operating, Inc.; and
•	Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by Linn Energy, LLC.

We further consent to the inclusion of our report of third-party dated February 22, 2019, as Exhibit 99.1 in the 10‑K.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716